Proxy Statement Pursuant to Section 14(a) of the
                      Securities and Exchange Act of 1934
                            [Amendment No...........]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to ss.. 240.14a-11(c) or ss.. 240.14a-12

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
              .....................................................
                (Name of Registrant as Specified in its Charter)

  ............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 149-6(i)(1), 14a-6(i)(2) or Item
22(a)(2) of Schedule 14A. [_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------
      (5)  Total fee paid:

           ---------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: ________________________________________________________
Form, Schedule or Registration Statement No.: _________________________________ Filing Party: _________________________________________________________________
Date Filed: ____________________________________________________________________

                                   [UPC Logo]

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     Fred. Roeskestraat 123, P.O. Box 74763

                       1076 EE Amsterdam, The Netherlands

                ------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD JUNE 9, 2000

                ------------------------------------------------

To The Shareholders:

         The 2000 Annual Meeting of the Shareholders of United Pan-Europe Communications N.V. (the "Company"), a public company organized under the laws of The Netherlands, will be held at The Okura Hotel, Ferdinand Bolstraat 333, Amsterdam, The Netherlands, on Friday, June 9, 2000 at 2:00 p.m., local time, for the following purposes:

1. To adopt the Annual Accounts of the Company for the fiscal year ended December 31, 1999;

2. To grant discharge to the members of the Supervisory Board and the Board of Management from liability in respect of the exercise of their duties during the fiscal year ended December 31, 1999;

3. To grant authority to the Board of Management to repurchase up to 10% of the Company's outstanding share capital for a period of 18 months (until December 9, 2001);

4.       To elect two new members of the Board of Management;

5.       To appoint the firm Arthur Andersen LLP as independent auditors; and

6. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

         Copies of the Annual Accounts, the report of the Board of Management and a list of shareholders entitled to vote at the Annual Meeting are open for inspection at the offices of the Company, located at Fred. Roeskestraat 123, P.O. Box 74763, 1076 EE Amsterdam, The Netherlands, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

         Holders of record of the Company's ordinary shares A and priority shares at the close of business May 5, 2000, the record date of the meeting, will be entitled to notice of and to vote at the Annual Meeting. Shares can only be voted at the meeting if the holder is present or represented by proxy.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                         By Order of the Board of Management

                                         /s/ Anton M. Tuijten

                                         Anton M. Tuijten
                                         Board of Management Member and
                                         General Counsel

May 5, 2000
Amsterdam, The Netherlands

                                   [UPC Logo]

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     Fred. Roeskestraat 123, P.O. Box 74763

                               1076 EE Amsterdam,

                                 The Netherlands

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors (the "Supervisory Board") of United Pan-Europe Communications N.V. (the "Company") for use at the 2000 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at The Okura Hotel, Ferdinand Bolstraat 333, Amsterdam, The Netherlands, on Friday, June 9, 2000 at 2:00 p.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon, or, if no directions are indicated, it will be voted in favor of the proposals described in this Proxy Statement. Any shareholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board (each, a "Supervisory Director"), officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the ordinary shares and to UnitedGlobalCom, Inc. ("United") as the holder of our outstanding priority shares.

         At the close of business on May 5, 2000, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 436,229,439 ordinary shares A outstanding, each of which is entitled to 100 votes, and 100 priority shares outstanding, each of which is entitled to 100 votes. The ordinary shares A and priority shares are the only classes of capital stock of the Company outstanding and entitled to notice of and to vote at the Annual Meeting. Adoption of all matters to be voted on shall require the vote of a majority of the votes cast. With respect to the Election of Members of the Board of Management, shareholders of the Company may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to all other items, shareholders of the Company may vote in favor of or against the proposal. Abstentions, broker non-votes and invalid votes will not be counted as votes.

         A copy of the Company's Annual Report on Form 10-K is included. A copy of the schedules and exhibits thereto may be obtained without charge by written request to United Pan-Europe Communications N.V., Fred. Roeskestraat 123, P.O. Box 74763, 1076 EE Amsterdam, The Netherlands, Attention: Investor Relations.

         This Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about May 9, 2000.

                                     ITEM 1

                           APPROVAL OF ANNUAL ACCOUNTS

                  At the Annual Meeting, the shareholders of the Company will be asked to adopt the Company's audited annual accounts for the year ended December 31, 1999, as expressed in Euro and prepared in accordance with Dutch statutory accounting principles (the "Annual Accounts"), for the fiscal year ending December 31, 1999, as required under Dutch law and the Articles of Association of the Company.

         Copies of the Annual Accounts and the reports of the Supervisory Board and the Board of Management are available for inspection by registered shareholders and other persons entitled to attend meetings of shareholders at the offices of the Company at Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands, and at the office of Citibank, N.A., 111 Wall Street, New York, New York 10043, from the date hereof until the close of the Annual Meeting.

         During the 1999 fiscal year, there were no profits accrued to the Company, and no dividends will be paid.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 2

           GRANT DISCHARGE TO THE MEMBERS OF THE SUPERVISORY BOARD AND
                             THE BOARD OF MANAGEMENT

                  At the Annual Meeting, the shareholders of the Company will be asked to discharge the members of the Supervisory Board and the Board of Management from liability in respect of the exercise of their duties during the financial year concerned. This discharge of liability will be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and this discharge only extends to actions or omissions disclosed in or apparent from the adopted Annual Accounts. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment.

                  THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISCHARGE WITHOUT RESERVATION OF THE MEMBERS OF THE SUPERVISORY BOARD AND THE BOARD OF MANAGEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

         GRANT AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE SHARES
                             UNTIL DECEMBER 9, 2001

         Under Dutch law and the Articles of Association of the Company, the Company and its subsidiaries may, subject to certain Dutch statutory provisions, repurchase up to 10% of the Company's outstanding share capital. Any such purchases are subject to the approval of the Supervisory Board and United, as the holder of our outstanding priority shares, and the authorization by the shareholders at the Annual Meeting, which authorization may not continue for more than eighteen months. By shareholder vote at the Annual Meeting of Shareholders on July 23, 1999, the Board of Management was authorized for eighteen months to repurchase up to 10% of the outstanding share capital of the Company. The authorization expires on January 23, 2001.

             It is proposed to grant authority to the Board of Management to repurchase up to 10% of the outstanding share capital of the Company for an additional eighteen-month period from the date of the Annual Meeting until December 9, 2001, for a repurchase price between (i) the nominal value of the shares concerned and (ii) an amount equal to 110% of the highest price officially quoted on the Nasdaq National Market and the Amsterdam Stock Exchange on any of five banking days preceding the date of the repurchase.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE GRANT OF AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARE CAPITAL OF THE COMPANY UNTIL DECEMBER 9, 2001, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4

                 ELECTION OF MEMBERS OF THE BOARD OF MANAGEMENT

         Our general affairs and business are managed by a Board of Management, subject to the supervision of a Supervisory Board.

         The Board of Management members are appointed at the Annual Meeting from a non-binding list of candidates drawn up by United, as the holder of our outstanding priority shares. The Annual Meeting can only appoint a member of the Board of Management in contravention of the list drawn up by United by resolution taken with a majority of two-thirds of the votes cast representing more than 50% of the issued share capital.

         United, the holder of our outstanding priority shares, has proposed the election of Gene Musselman and Shane O'Neill. The Supervisory Board recommends the election of both Mr. Musselman and Mr. O'Neill and has determined that the Board of Management shall consist of seven members, provided that both Mr. Musselman and Mr. O'Neill are elected.

         Mr. Musselman, 55, was appointed the Company's Chief Operating Officer in April 2000. He joined United in January 1991 as Chief Operating Officer of Kabelkom Hungary and in 1994 was appointed Chief Executive Officer of Kabelkom Hungary. In June 1995, Mr Musselman also become the Vice-President of United's Eastern and Central Europe operations. In December 1995, Mr. Musselman left United to serve as Chief Operating Officer of TVA, then the second largest Brazilian cable and MMDS company headquartered in San Paulo. In September 1997, he returned to United and became Chief Operating Officer of Telekabel Wien, the Company's Austrian subsidiary. Shortly thereafter, he was appointed Chief Executive Officer of Telekabel Wien. In June 1999, Mr. Musselman was appointed President and Chief Operating Officer, UPC Central Europe, with responsibility for the Company's operations in Austria, Hungary, Poland, the Czech Republic, Romania and the Slovak Republic.

         Mr. O'Neill, 39, joined UPC as Managing Director, Strategy, Acquisitions and Corporate Development in November 1999. Prior to joining UPC, Mr. O'Neill spent seven years at Goldman Sachs in the New York, Sydney and London offices. Most recently, Mr. O'Neill was an Executive Director in the Advisory Group for Goldman Sachs in London where he worked on a number of mergers and acquisitions and corporate finance transactions for companies in the communications industry, including UPC. Prior to joining Goldman Sachs, Mr. O'Neill spent four years at Macquarie Bank in Sydney as well as three years at KPMG in Dublin where he qualified as a chartered accountant.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF MR. MUSSELMAN AND MR. O'NEILL TO THE BOARD OF MANAGEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   MANAGEMENT

Board of Management

         The members of the Board of Management are:

Name                                             Age         Position

Mark L. Schneider.........................       44          Chairman of Board of Management and Chief Executive Officer

John F. Riordan...........................       57          Board of Management Member and President

Charles H.R. Bracken......................       33          Board of Management Member and Chief Financial Officer

Nimrod J. Kovacs..........................       50          Board of  Management  Member,  Managing  Director,  Eastern
                                                             Europe and Executive Chairman, UPC Central Europe
Anton M. Tuijten..........................       38          Board of Management Member and General Counsel


         Mark L. Schneider has been our Chief Executive Officer and Chairman of our Board of Management since April 1997. Mr. Schneider has been a member of the board of directors of UnitedGlobalCom, Inc., our parent ("United"), since April 1993 and served as its Executive Vice President from December 1996 to December 1999. In addition, Mr. Schneider has been Chairman of the Supervisory Board of chello broadband N.V., our wholly-owned subsidiary and our Internet portal and ISP ("chello broadband"), since March 1998. From April 1997 to September 1998, he served as our President and from May 1996 to December 1996, he served as Chief of Strategic Planning and Operational Oversight of United. He served as President of United from July 1992 until June 1995 and as Senior Vice President of United from May 1989 until July 1992. Mr. Schneider also worked as a consultant for United from June 1995 to May 1996. Mr. Schneider is a director of Advance Display Technologies, Inc.

         John F. Riordan was appointed as our President in June 1999, and has been a member of our Board of Management since September 1998. Also in September 1998, Mr. Riordan was appointed Vice Chairman of the Supervisory Board of chello broadband, and in June 1999, Mr. Riordan became a director of Austar United Communications Limited, a majority-owned subsidiary of United ("Austar United"). Mr. Riordan has also served as a director of United since March 1998. From March 1998 to June 1999, he served as Executive Vice President and from September 1998 to June 1999, he served as President of Advance Communications for us, where he oversaw the implementation of our Internet/data services and digital distribution network. From 1992 until November 1998, Mr. Riordan served as Chief Executive Officer of Princes Holdings Limited, the Irish multi-channel television operating company of which we owned 20% until its sale in November 1998.

         Charles H. R. Bracken has been Chief Financial Officer since November 1999. Prior to November 1999, Mr. Bracken served as Managing Director of Strategy, Acquisitions and Corporate Development from March 1999. Mr. Bracken became a member of the Board of Management in July 1999 and a member of the Supervisory Board of chello broadband in March 1999. From 1994 until joining us, he held a number of positions at Goldman Sachs International in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs, he was responsible for providing merger and corporate finance advice to a number of communications companies, including us.

         Nimrod J. Kovacs was appointed Executive Chairman, Central Europe in August 1999. He was appointed our Managing Director of Eastern Europe in March 1998 and a member of our Board of Management in September 1998. Mr. Kovacs has served in various positions with United, including President of United Programming, Inc. from December 1996 until August 1999, President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996 and Senior Vice President, Central/Eastern Europe from March 1991 until December 1995.

         Anton M. Tuijten joined our company in September 1998 as Vice President of Legal Services and was appointed our General Counsel in May 1999. Mr. Tuijten has been a member of our Board of Management since March 2000. He has also served as General Counsel for and a member of the Board of Management of chello broadband since December 1998. From 1992 until joining us, Mr. Tuijten was General Counsel and Company Secretary of Unisource, an international telecommunications company. Prior to that, he worked as a Senior Corporate Lawyer at KPN, the Dutch telecom operator.

Supervisory Board

         The Supervisory Directors and Advisor are:

Name                              Age        Position

Michael T. Fries............      37         Chairman of the Supervisory Board
John P. Cole, Jr............      70         Supervisory Director
Richard De Lange............      54         Supervisory Director
Ellen P. Spangler...........      51         Supervisory Director
Tina M. Wildes..............      39         Supervisory Director
Gene W. Schneider...........      73         Advisor

         Michael T. Fries has been a member of the Supervisory Board since September 1998 and the Chairman since February 1999. Mr. Fries became a director of United in November 1999 and is President of United and President of United Latin America, Inc., a wholly-owned subsidiary of United, positions he has held since September 1998. He is also the Executive Chairman of Austar United, a position he has had since June 1999. Mr. Fries also serves as President and Chief Executive Officer of United Asia/Pacific Communications, Inc., a wholly-owned subsidiary of United, positions he has held since June 1995 and December 1996, respectively. In January 2000, Mr. Fries also became a member of the Supervisory Board of chello broadband. From March 1990 to June 1995, Mr. Fries served as United's Senior Vice President, Development, in which capacity he was responsible for managing United's acquisitions and new business development activities, including United's expansion into the Asia/Pacific, Latin American and European markets.

         John P. Cole Jr. became a member of the Supervisory Board in February 1999 and has been a director of United since March 1998. In January 2000, he also became a member of chello broadband's Supervisory Board. Mr. Cole has practiced law in Washington, D.C. since 1956 and has been counsel over the years in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry. In 1966, he founded the law firm of Cole, Raywid & Braverman, a firm specializing in all aspects of telecommunications and media law.

         Richard De Lange has been a member of the Supervisory Board since April 1996. Since October 1998, Mr. De Lange has been Chairman of the Philips organization in The Netherlands (Philips Nederland B.V. and Nederlandse Philips Bedrijven B.V.). He also serves as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. De Lange was Chairman and Managing Director of Philips Electronics UK Ltd. Previously, Mr. De Lange served since 1970 in various capacities with subsidiaries of Philips, including as President of Philips Lighting Europe from December 1990 until April 1995.

         Ellen P. Spangler became a member of the Supervisory Board in February 1999. Ms. Spangler is the Senior Vice President of Business and Legal Affairs and Secretary of United, positions she has held since December 1996. Ms. Spangler is responsible for the legal operations of United. Prior to assuming her current positions, since February 1991, she served as a Vice President of United where her responsibilities included business and legal affairs, programming and assisting on development projects.

         Tina M. Wildes became a member of the Supervisory Board in February 1999. Ms. Wildes has been a director of United since November 1999 and the Senior Vice President of Development Oversight and Administration since May 1998. In January 2000, she also became a member of the Supervisory Board of chello broadband. From October 1997 until May 1998, Ms. Wildes served as Senior

Vice President of Programming for United. From 1993 to 1997, she served as Regional Vice President of United's Latin America region. Prior to that time, from 1988, Ms. Wildes served as either a director or vice president for development, programming and operations for several of United's European operating companies.

         Gene W. Schneider served as a member of the Supervisory Board from July 1995 until February 1999, when he became an advisor to the Supervisory Board. Mr. Schneider is also the Chairman of the Board of Directors of United, a position he has held since its inception in May 1989. In addition to serving as United's Chairman, Mr. Schneider has served as United's Chief Executive Officer since October 1995, and served as United's President from October 1997 until he relinquished the title in September 1998. Mr. Schneider has served as a director of Austar United since June 1999. Mr. Schneider served as Chairman of United Artists Entertainment Company, then the third largest multiple system cable operator in the United States, from May 1989 until its merger with Tele-Communications, Inc. in November 1991. He was a founder of United Cable Television Corporation in the early 1950s and, as its Chairman and Chief Executive Officer, helped build United Cable Television Corporation into the eighth-largest multiple system operator in the United States prior to its merger with United Artists in 1989. Mr. Schneider has been active in cable television affairs and has served on the board of the National Cable Television Association (the "NCTA") and on numerous committees and special projects thereof since NCTA's inception in the early 1950s. Mr. Schneider is one of the original inductees into NCTA's Cable Television Pioneers. Mr. Schneider is the Chairman of the Board of Advance Display Technologies, Inc. and an advisor to the Supervisory Board of chello broadband.

Committees of the Supervisory Board

         The Supervisory Board has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Mr. Fries, Mr. Cole and Mr. De Lange. The Compensation Committees is comprised of Mr. Fries, Ms. Spangler and Ms. Wildes. The Board of Management has no committees.

         Audit Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of the Company's internal accounting controls.

         Compensation Committee. The Compensation Committee's functions include a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee reviews the Chief Executive Officer's recommendations on (a) compensation of the senior executive officers of the Company, (b) granting of awards under the Company's stock option and other benefit plans and (c) adopting and changing major compensation policies and practices of the Company. In addition to reviewing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees the Company's Equity Stock Option Plan and Phantom Stock Option Plan.

Information Regarding Meetings

         The Board of Management held 14 meetings in 1999. The Supervisory Board held nine meetings in 1999. The Audit Committee did not hold any meetings in 1999 and the Compensation Committee held four meetings in 1999. Each Management and Supervisory Director attended at least 75% of the meetings of the Board of Management and Supervisory Board and of the committees on which such person serves, with the exception of Mr. De Lange who attended fewer than 75% of the meetings of the Supervisory Board.

Family Relationships

         Tina M. Wildes, a member of the Supervisory Board, and Mark L. Schneider, the Chairman of our Board of Management and our Chief Executive Officer, are sister and brother. Gene W. Schneider is their father. No other family relationships exist between any other members of our Supervisory Board or Board of Management.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, members of our Supervisory Board and our Board of Management and certain of our officers, and persons holding more than ten percent of our ordinary shares A are required to file forms reporting their beneficial ownership of our ordinary shares A and subsequent changes in that ownership with the Securities and Exchange Commission.

         Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that during the fiscal year ended December 31, 1999, our directors, executive officers, and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except Steve Butler and Ray Samuelson, who failed to timely file their Form 3s following our initial public offering. Also, United filed one Form 4 late reporting an acquisition of shares.

                             EXECUTIVE COMPENSATION

         The following table sets forth the 1999 compensation for our current chief executive officer and the four other highest compensated executive officers at fiscal year end 1999. The information in this section reflects compensation received by the named executive officers for all services performed for us and our affiliates.

                           Summary Compensation Table

                             Annual Compensation (1)
                                                                                  Long-Term
                                                                                Compensation
                                                                                   Awards
                                                                 Other Annual    Securities      All Other
                                        Salary         Bonus     Compensation    Underlying     Compensation
Name and Principal Position   Year      (Euro)        (Euro)        (Euro)      Options/SARs       (Euro)
---------------------------   ----      ------        ------        ------      ------------       ------
Mark L. Schneider .........   1997      265,461         --            --             --             430(18)
    Chief Executive Officer   1998      348,014         --        105,810(4)    2,925,000(10)     5,196(18)
                              1999      390,027         --        106,858(4)      258,419(11)     5,765(18)

John F. Riordan............   1998      281,661         --         37,555(5)    1,675,000(12)        --
    President                 1999      316,024         --         29,113(5)      300,000(13)     23,866(19)

Charles H.R. Bracken(2)....   1999      297,308         --         12,716(6)      775,000(14)     19,802(20)
    Chief Financial Officer

Gene Musselman (3).........   1997      59,559          --            --             --            1,950(21)
    Chief         Operating   1998      234,718          67,761    60,948(7)         --            5,392(21)
Officer,                      1999      254,939       1,572,609    52,563(8)      162,500(15)      5,779(21)
    Telekabel Wien

Nimrod Kovacs .............   1997      215,824         --            --             --            4,853(22)
    Managing Director,        1998      248,456         --            --          675,000(16)      5,089(22)
    Eastern Europe            1999      280,849         --         65,179(9)       25,000(17)      5,779(22)

(1) Compensation amounts for the persons identified for 1999 were converted from U.S. dollars or British pounds to Dutch guilders using the average exchange rates of 1 U.S. dollar to 2.069 Dutch guilders and 1 British pound to 3.336 Dutch guilders, respectively, for the period and were then converted to Euro using the fixed rate of 1 Euro to 2.20371 Dutch guilders, or were converted from Dutch guilders to Euro using the fixed rate. For periods prior to the creation of the Euro, currencies were converted first to Dutch guilders and then to Euro using the fixed rate.

(2) Mr. Bracken commenced his employment with us in March 1999. Accordingly, the salary information above represents only ten months of employment during 1999.

(3) Mr. Musselman commenced his employment with us in September 1997. Accordingly, the salary information included above represents only four months of employment during 1997. Mr. Musselman received a performance-based bonus for 1998 and 1999.

(4) Includes living expenses, including rent related to foreign assignment (Euro105,131 for 1998 and Euro 102,698 for 1999) and personal use of United's airplane (Euro679 for 1998 and Euro 4,159 for 1999).

(5)  Consisted of housing allowance payments.

(6)  Consisted of car allowance payment.

(7) Consisted of housing allowance payments (Euro40,847), goods and services allowance (Euro15,407) and moving allowance (Euro4,694).

(8) Consisted of housing allowance payments (Euro36,000) and a goods and services allowance (Euro16,563).

(9)  Consisted entirely of a relocation allowance payment.

(10) Represents shares underlying options to acquire our ordinary shares A.

(11) Includes an option to acquire 8,419 shares of United's Class A common stock and an option to acquire 250,000 shares of chello broadband ordinary shares B.

(12) Represents shares underlying options to acquire our ordinary shares A and an option to acquire 100,000 shares of United's Class A common stock.

(13) Includes an option to acquire 300,000 ordinary shares B of chello broadband.

(14) Includes an option to acquire 750,000 ordinary shares A and phantom options based on 25,000 shares of chello broadband.

(15) Includes phantom options based on 112,500 ordinary shares A and phantom options based on 50,000 shares of chello broadband.

(16) Represents phantom options based on our ordinary shares A.

(17) Represents phantom options based on 25,000 shares of chello broadband.

(18) Consisted of matching employer contributions made under United's 401(k) plan of Euro0, Euro4,507 and Euro4,507 for 1997, 1998 and 1999, respectively, with the remainder consisting of life insurance premiums.

(19) Consisted entirely of a pension contribution under a pension plan.

(20) Consisted of matching employer contributions under a pension plan (Euro17,977) and health, life and disability insurance payments (Euro1,825).

(21) Consisted of matching employer contribution under United's 401(k) plan of Euro1,787, Euro4,507 and Euro4,507 for 1997, 1998 and 1999, respectively, with the remainder consisting of life insurance premiums.

(22) Consisted of matching employer contribution under United's 401(k) plan of Euro4,203, Euro4,337 and Euro4,507 for 1997, 1998 and 1999, respectively, with the remainder consisting of life insurance premiums.

         The following table sets forth information concerning options that were granted by us to the executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 1999. The number of securities underlying options and phantom options in this table have been adjusted to reflect our 3-for-1 stock split on March 20, 2000 and United's 2-for-1 stock split on November 30, 1999.

                      Option Grants in Last Fiscal Year (1)

                                Individual Grants
                       ---------------------------------------------------------
                        Number of     Percentage of                                 Potential Realizable Value at Assumed
                       Securities     Total Options                                Annual Rates of Stock Price Appreciation
                       Underlying       Granted to       Exercise                            for Option Term (2)
                         Options       Employees in       Price       Expiration   ----------------------------------------
                         Granted      Fiscal Year(3)   (Euro/Share)      Date       0% (Euro)      5% (Euro)    10% (Euro)
                         -------      --------------   ------------      ----       ---------      ---------    ----------
Mark L. Schneider

   UPC                     --               --              --            --            --            --            --
   United                 8,419           0.52%         6.5862(4)      12/17/09      392,136        673,619      1,105,469
   Chello                250,000          10.20%          9.076        3/26/04          --          626,856      1,385,187


John F. Riordan

   UPC                     --               --              --            --            --            --            --
   Chello                300,000          12.24%          9.076        3/26/04          --          752,226      1,662,224


Charles H.R. Bracken

   UPC                   750,000          15.48%         9.67(5)       3/25/04       847,500       3,085,381     5,792,631
     Phantom chello      25,000           1.02%          9.076(6)      12/17/09     1,898,163      3,234,597     5,284,949

Gene Musselman

   Phantom UPC           112,500          20.83%           9.67        2/12/04          --          282,090       623,345
     Phantom chello      500,000          2.04%          85.00(7)      12/17/09         --            --            --

Nimrod Kovacs

   Phantom UPC             --               --              --            --            --            --            --
     Phantom chello      25,000           1.02%          85.00(7)      12/17/09         --            --            --

(1) Options granted under our plan and chello's plan are subject to repurchase rights of equal monthly amounts over the 48 months following the date of grant. Options granted under our phantom plan and by United vest in 48 equal monthly installments following the date of grant.

(2) The potential realizable value is based on assumed annual rates of stock price appreciation from our initial public offering, at Euro
         29.00 (Euro 9.67 post-stock split), to the end of the option term. The option gains are net of option exercise price and do not include the effect of taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on exercise depend on future performance of our shares, United's stock, or the valuation of chello, as the case may be, continued employment and other factors.

(3) Represents percentage of total options and phantom options granted to employees under the respective plans in last fiscal year.

(4)      The market value of the shares on the date of grant was Euro17.722.

(5)      The market value of the shares on the date of grant was Euro10.8.

(6) The market value of the shares underlying the phantom options on the date of grant was Euro85.00.

(7) The market value of the shares on the date of grant was Euro85.00. The grant price, however, will be adjusted upon an initial public offering by chello broadband so that the grant price is equal to the initial public offering price.

         The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning the exercise of options and concerning unexercised options held by each of them as of December 31, 1999. See "--Stock Option Plans" and "Security Ownership of Certain Beneficial Owners and Management. "

             Aggregated Option Exercises in the Last Fiscal Year and
                         Fiscal Year-end Option Values

                             Number of                            Number of Securities
                              Ordinary                           Underlying Unexercised           Value of Unexercised
                              Shares A        Values            Options at Fiscal Year-End(1)     In-the-Money Options (Euro)(2)
                            Acquired on      Realized          ------------------------------     -----------------------------
Name                          Exercise       (Euro)            Exercisable    Unexercisable      Exercisable     Unexercisable
----                          --------       ------            -----------    -------------      -----------     -------------


Mark L. Schneider

   UPC                           --              --          1,950,000        975,000         74,463,060        37,231,530
   United                     100,000        6,277,554        270,479          30,000         16,587,163        1,800,286
   Chello                        --              --           46,875          203,125          3,559,219        15,423,281

John F. Riordan

   UPC                           --              --          1,050,000        525,000         40,095,494        20,047,747
   United                        --              --           29,167           70,833          1,820,183        4,420,372
   Chello                        --              --           56,250          243,750          4,271,063        18,507,938

Charles H.R. Bracken

   UPC                           --              --           140,625         609,375          4,326,206        18,746,895
     Phantom chello(3)           --              --             --             25,000             --            1,898,250

Gene Musselman

   Phantom UPC(4)                --              --            7,813           29,688           721,080         2,739,977
     Phantom chello(3)           --              --             --             50,000             --                --

Nimrod Kovacs

   Phantom UPC(4)              75,000        1,413,865        375,000         225,000         14,319,819        8,591,892
   United                      60,000        1,302,402        248,750          21,250         15,024,769        1,278,919
     Phantom chello(3)           --              --             --             25,000             --                --


(1) The number of securities underlying options have been adjusted to reflect our 3-for-1 stock split on March 20, 2000 and United's 2-for-1 stock split on November 30, 1999.

(2) Calculated in Euro based on the following fair market values at year-end: UPC - Euro39.902 as reported by the Stock Market of Amsterdam Exchanges; United - Euro66.308 as reported by Nasdaq; and chello - Euro85.00 as determined by its Supervisory Board. The grant price of the chello phantom options to Mr. Musselman and Mr. Kovacs will be adjusted upon an initial public offering by chello broadband so that the grant price is equal to the initial public offering price.

(3) Represents the number of shares underlying phantom options, which chello broadband may pay in cash or UPC ordinary shares A or shares of United's Class A common stock, or, if publicly-traded, its ordinary shares at its election upon exercise thereof.

(4) Represents the number of shares underlying phantom options, which we may pay in cash or ordinary shares A or shares of United's class A common stock, at our election upon exercise thereof.

Agreements with Executive Officers

         We and Mr. Bracken are parties to an Executive Services Agreement. In addition, Mr. Schneider has a Consulting Agreement with United. Our agreement with Mr. Bracken and United's agreement with Mr. Schneider are discussed below. Mr. Musselman and Mr. Kovacs have employment agreements with United. We and

United are parties to a Secondment Agreement, pursuant to which Mr. Schneider, together with all our other U.S. citizen employees, are seconded to us. See "Certain Transactions and Relationships--Relationship with United and Related Transactions. " Pursuant to the Secondment Agreement, we reimburse United for all expenses incurred by United in connection with the seconded employees.

         Mark L. Schneider. On June 1, 1995, United entered into a Consulting Agreement (the "Agreement") with Mark L. Schneider, who until that time had served as United's President. Mr. Schneider's Agreement is for a term ending on May 31, 2000. Although the Agreement provides that Mr. Schneider will be available for up to 90 days each calendar year to serve as a consultant, Mr. Schneider and United have agreed that Mr. Schneider will work full time as our Chief Executive Officer. Until December 1, 1997, Mr. Schneider received an annual fee of US$300,000, thereafter United increased such fee to US$375,000 and in April 1999 United increased the annual fee to US$431,200. In addition, Mr. Schneider receives insurance and other perquisites that are available to him in his capacity as our Chief Executive Officer or that are otherwise made available to top executives of United.

         All of Mr. Schneider's unvested United stock options vested as of the date of the Agreement. He will be entitled to receive additional United stock options during the consulting period, in an amount to be determined by the Board of United upon the recommendation of the Chairman of United, but shall be entitled to receive at least options to purchase a number of shares of United equal to 90% of the average number of shares provided in options granted to United's Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any Executive Vice President.

         The Agreement is terminable by United or by Mr. Schneider. If it is terminated by Mr. Schneider, benefits will terminate as of the date of termination. If Mr. Schneider is terminated by United, or dies prior to the end of the term of the Agreement, he or his personal representative shall receive all payments due under the Agreement through its term.

         Mr. Schneider has agreed that he will not enter into certain businesses that would be competitive with United. This Agreement provides for indemnification of Mr. Schneider by United to the full extent permitted by its Certificate of Incorporation or Bylaws, any standard indemnity agreement between United and its officers and directors or by applicable law. Mr. Schneider and United have executed mutual releases.

         Charles H.R. Bracken. On March 5, 1999, we entered into an Executive Service Agreement with Charles H.R. Bracken in connection with the appointment of Mr. Bracken as our Managing Director of Development, Strategy, and Acquisitions. Subsequently, Mr. Bracken became a member of the UPC Board of Management and Chief Financial Officer for UPC. Mr. Bracken's Executive Services Agreement is for a term expiring March 5, 2003. Under the Executive Service Agreement, Mr. Bracken's initial base salary was(pound)250,000 per year. Such salary is subject to periodic adjustments. In addition to his salary, Mr. Bracken received options for 750,000 of our ordinary A shares (adjusted for our 3-for-1 stock split) and participation in a pension plan. In addition to his salary, UPC provides Mr. Bracken with a car for his use valued at(pound)8,400 per year.

         The Executive Services Agreement may be terminated for cause by us. Also, we may suspend Mr. Bracken's employment for any reason. If his employment is suspended, Mr. Bracken will be entitled to receive the balance of payments due under the Executive Service Agreement until such Agreement is terminated. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any twelve month period, we may discontinue future payments under the Agreement, in whole or in part, until such incapacitation ceases.

Stock Option Plans

         Equity Stock Option Plan. Under our Equity Stock Option Plan, the Supervisory Board may grant stock options to our employees. There are approximately 4.3 million total options outstanding under our stock option plan. The Board of Management may from time to time increase the number of shares available for grant under our stock option plan. Options under our stock option plan will be granted at fair market value (as determined by the Supervisory Board) at the time of the grant unless determined otherwise by the Supervisory Board. The ordinary shares A available under our stock option plan are held by Stichting Administratie Kantoor UPC, a stock option foundation that administers our stock option plan. Each option represents the right to acquire from the foundation a depositary receipt representing the economic value of one share. United appoints the board members of the foundation and thus controls the voting of the foundation's ordinary shares A. Proceeds from the exercise of these options remain in the foundation. Upon liquidation of the foundation, any remaining assets revert to United.

         All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, our stock option plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 are deemed to "vest" 1/36th each month for a three-year period from the date of the option grant. The date of the option grant is generally the employee's employment commencement date. For options granted in 1998 and thereafter, the vesting period has been increased to four years and the options vest 1/48th each month. No options were granted in 1997. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

         Our stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our stock option plan also provides that, in the case of a change of control, the acquiring company has the right to require us to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

         In 1998, we loaned Anton H.E. van Voskuijlen Euro18,378 to enable him to pay the tax on exercise of stock options. This loan bears no interest. The tax payable over the imputed interest is added to the loan. Mr. van Voskuijlen's loan is due upon exercise of his options. Mr. van Voskuijlen served as our General Counsel from July 1996 until May 1999, when he was appointed Senior Vice President. He also served as a member of our Board of Management from April 1997 until his resignation in March 2000.

         Through December 31, 1999, options to acquire a total of 23,337,000 ordinary shares A have been granted under the stock option plan. Of these, options representing 11,867,256 ordinary shares A have been exercised. Options representing 514,065 ordinary shares A have been cancelled and resold to the foundation and, therefore, are available for future option grants. The exercise prices for the options range from Euro1.59 to Euro20.08.

         In March 1998, we granted Mark Schneider options for 2,925,000 ordinary shares A (adjusted for our 3-for-1 split) at an exercise price of Euro1.81513, the price at which shares were acquired by United and us from Phillips in connection with the purchase in December 1997.

         Phantom Stock Option Plan. Under our phantom stock option plan, the Supervisory Board has granted certain employees the right to receive an amount in cash or stock, at the Supervisory Board's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for a specified number of phantom options. Through December 31, 1999, options based on 4,144,563 ordinary shares A remained outstanding, 1,540,128 had been cancelled and 1,072,809 had been exercised. The grant prices for these options range from Euro1.815 to Euro9.67. The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than ten years following the date of the grant. Of the outstanding phantom options, 1,554,813 were fully vested on December 31, 1999. Our phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our phantom stock option plan also provides that, in some cases upon a change of control, all phantom options outstanding become fully exercisable. Upon exercise of the phantom options, we may elect to issue such number of ordinary shares A or shares of United's Class A common stock as is equal to the value of the cash difference in lieu of paying the cash.

chello broadband Stock Option Plans

         chello broadband has adopted a stock option plan and a phantom stock option plan. All the shares underlying these stock option plans are held by Stichting chello Foundation, a stock option foundation that administers chello broadband's stock option plans. Proceeds realized by the foundation upon exercise of the options will be remitted to chello broadband. Upon completion of an initial public offering by chello broadband, chello broadband will establish a new stock option plan.

         chello broadband Equity Option Plan. Under chello broadband's equity option plan, its Supervisory Board may grant stock options to chello broadband employees, on the recommendation of chello broadband's Board of Management and subject to approval of chello broadband's priority shareholders. To date chello broadband has granted options for 550,000 ordinary shares under its stock option plan. Options under chello broadband's equity option plan will be granted at fair market value (as determined by the Supervisory Board on the recommendation of the Board of Management) at the time of grant unless determined otherwise by the Supervisory Board.

         All options are exercisable upon grant and for the next five years. Within five days after the exercise of the option, the employee will receive the number of shares or depositary certificates, as the case may be, in respect of the option, against payment in full of the exercise price. If the employee's employment terminates:

o because of death, permanent disability, retirement or early retirement, any unexercised options will expire one year from the date of such termination, or five years after the date of grant, whichever is earlier;

o because of so called "urgent reason" under Dutch law or because of documented and material non-performance, any certificates issued to the employee upon exercise of his or her options must be resold to the foundation at the original purchase price for the options and any unexercised options expire immediately without notice; or

o for any other reason, any exercised options must be resold to the foundation at the original purchase price and any unexercised options will expire as follows:

     o if employment terminates during the first month after the date of grant, all unexercised options expire;

     o if employment terminates during the first month after the date of grant, all unexercised options will be deemed to vest at a rate of 1/48th per month of the total number of options granted for each month the employee is employed after the first month. All unexercised vested options will expire at the earlier of 30 days after the termination of employment if not exercised, or five years from the date of grant. All "unvested" options expire automatically upon termination of employment.

         The chello broadband equity option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The chello broadband equity option plan also provides that, in the case of change in control, chello broadband has the right to require the foundation to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change in control.

         In 1999, we granted each of the named executive officers either options for chello broadband shares or phantom options based on the chello broadband shares. See "Executive Compensation--Option Grants in Last Fiscal Year" above. See also "Certain Transactions and Relationships--Loans to Executive Officers" below regarding loans involving option grants.

         chello broadband Phantom Stock Option Plan. chello broadband's phantom stock option plan is administered by its Supervisory Board, subject to prior approval by our Supervisory Board. The exercise price of the options granted under chello broadband's phantom stock option plan ranges from Euro6.0 to the initial public offering price of chello broadband's ordinary shares A. The phantom stock options have a four-year vesting period and vest 1/48th each month and may be exercised during the period specified in the option certificate. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than ten years following the effective date of grant. This plan gives the employee the right to receive payment equal to the difference between the fair market value of a share and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradeable shares of United's class A common stock or our common stock, or, if chello broadband's shares are publicly traded, its freely tradeable ordinary shares. If chello broadband chooses to make a cash payment, at a time when its stock is publicly traded, employees have the option to receive an equivalent number of chello broadband's freely tradeable ordinary shares instead. At December 31, 1999, options representing 2,330,129 ordinary shares A were outstanding.

         chello broadband's phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends, and the like. In some cases of a change of control, including a change of control of us, chello broadband may choose to acquire immediately all the phantom options outstanding for a consideration equal to the excess of the fair market value of the share at that time over the exercise price.

         chello broadband's phantom stock option plan also provides that, upon the pricing of an initial public offering, any of its employees holding phantom options may convert these into options for ordinary shares A under its stock option plan. If chello broadband's employee elects not to do so, upon exercise of the phantom options chello broadband may elect to issue such number of ordinary shares A equal to the value of the cash difference in lieu of paying the cash.

United Stock Option Plan

         United Employee Plan. On June 1, 1993, the Board of Directors of United (the "Board") adopted its Employee Plan. The Employee Plan provides for the grant of options to purchase shares of United's Class A common stock to United's employees and consultants who are selected for participation in the Employee Plan.

         Under the Employee Plan, options to purchase up to 9,200,000 shares of United's Class A common stock may be granted to employees and consultants by the Committee. At December 31, 1999, the Committee has granted to United's executive officers and other employees options under the Employee Plan to purchase an aggregate of 9,631,692 shares of United's Class A common stock at exercise prices ranging from $2.2500 to $62.2875 per share. Of the options granted, 2,158,834 have been cancelled and 1,727,142 shares are available for future grants. In general, the options granted vest in 48 equal monthly installments following the date of grant and are for a maximum term of 10 years. The number of shares reserved for issuance under the Employee Plan is subject to adjustments on account of stock splits, stock dividends, recapitalizations and other dilutive changes in United's Class A common stock. Options covering no more than 500,000 shares of United's Class A common stock may be granted to a single participant during any calendar year.

Limitation of Liability and Indemnification Matters

         Pursuant to Dutch law, each member of the Supervisory Board and Board of Management is responsible to us for the proper performance of his or her assigned duties. Our Articles of Association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability may also be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and furthermore extends only to actions or omissions not disclosed in or apparent from the adopted annual accounts. In the event of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable to third parties for any loss sustained by such third parties as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions based on reasonable business judgment.

         Our Articles of Association provide that we must indemnify any person who:

o        is or was a member of the Supervisory Board or the Board of Management;
o was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the company to procure a judgement in its favor by reason of the fact that such person is or was a member of our Supervisory Board or our Board of Management; and

o        acted in good faith in carrying out their duties.

         This indemnification will generally not apply if the person seeking indemnification is found to have acted with gross negligence or willful misconduct in the performance of their duty to us, unless the court in which the action is brought determines that indemnification is otherwise appropriate. Our Articles of Association furthermore provide that a majority of the members of the Supervisory Board (not being parties to the action) must approve any indemnification, unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by the general meeting of shareholders. The Supervisory Board may extend the indemnification provisions of our Articles of Association to any of our officers, employees or agents.

Compensation of Supervisory Board Members

         All of the members of the Supervisory Board, other than Mr. De Lange, are directors or employees of United. None of these members receive additional compensation for serving on the Supervisory Board.

Compensation of Board of Management Members

         The aggregate 1999 salary compensation for the entire Board of Management was approximately Euro1.77 million. In addition, we provide our executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments and other compensation relating to their foreign assignments.

Compensation Committee Interlocks and Insider Participation

         We and United have concluded a secondment arrangement, pursuant to which certain U.S. citizens employed by United are seconded to us. See "Certain Transactions and Relationships--Relationship with United and Related Transactions. " Prior to our initial public offering in February 1999, compensation for all members of our management who are employees of United was set by the compensation committee of United and compensation for all of our other employees was determined by the Supervisory Board. In February 1999, our Supervisory Board established a compensation committee following the completion of the initial public offering. The compensation committee is composed of Mr. Fries, Ms. Spangler and Ms. Wildes, each of whom is a member of the Supervisory Board. The members of our management who are employees of United, however, will continue to have their compensation set by United's compensation committee. None of the members of our compensation committee, the United compensation committee or our Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of our Supervisory Directors or a member of the compensation committee of United.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of all classes of securities as of March 18, 2000, by (1) each shareholder who is known by us to own beneficially more than 5% of the outstanding ordinary shares at such date; (2) each of our Supervisory Directors;
(3) each of our executive officers; and (4) all of our Supervisory Directors and executive officers as a group. Because Messrs. Cole, M. Schneider and Riordan are directors of United, they may be deemed to beneficially own our shares held by United. They disclaim any beneficial ownership of these shares and this table does not include those shares. Such share ownership information includes ordinary shares A that may be acquired within 60 days of March 15, 2000, through either our options or phantom options. Our phantom options are payable in either cash or ordinary shares A, at our election. Shares issuable within 60 days upon exercise of options or phantom options are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of the persons beneficially owning such securities, but have not been deemed to be outstanding for the purposes of computing the percentage ownership or overall voting power of any other person.

                                                                                                       Percentage of
                                                                              Number of Ordinary          Ordinary
Beneficial Owner                                                                    Shares A            Shares A (1)
----------------                                                                   ---------            ------------
UnitedGlobalCom, Inc.(2)...............................................                239,220,291         54.84%
Microsoft Corporation (3)..............................................                 30,473,250          6.99
Michael T. Fries (4)...................................................                     98,217           *
John P. Cole, Jr.......................................................                      4,575           *
Richard De Lange.......................................................                         --           --
Ellen P. Spangler (5)..................................................                     46,875           *
Tina Wildes (6)........................................................                    127,090           *
Mark L. Schneider (7)..................................................                  2,344,686           *
John F. Riordan (8)....................................................                  1,217,724           *
Charles H.R. Bracken (9)...............................................                    218,751           *
Anton M. Tuijten (10)..................................................                     53,531           *
Nimrod J. Kovacs (11)..................................................                    446,688           *
Gene Musselman (12)....................................................                     11,719           *
Shane O'Neill (13).....................................................                     93,750           *
All  directors,  director  nominees and  executive
officers as a group (12 persons).......................................                  4,663,606          1.07

*Less than 1%.
------------
(1) The figures for the percent of shares are based on 436,229,439 ordinary shares A outstanding on March 28, 2000 (after elimination of shares held by subsidiaries). All share numbers have been adjusted for our 3-for-1 stock split on March 20, 2000.

(2) Includes 7,332,942 ordinary shares A held by the stock option foundation as of December 31, 1999, the board members of which are appointed by United. The address of UnitedGlobalCom, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, U.S.A.

(3) The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052, U.S.A.

(4) Represents 9,153 ordinary shares A owned by Mr. Fries' spouse. Also includes phantom options based on 225,000 ordinary shares A, of which 89,064 are vested.

(5) Includes currently exercisable options for 45,000 ordinary shares A of which options for 32,814 ordinary shares A are subject to our repurchase right which expires March 26, 2003. Also includes phantom options based on 45,000 ordinary shares A, of which 34,689 are vested.

(6)  Includes phantom options for 153,000, of which 117,937 are vested.

(7) Includes currently exercisable options for 2,925,000 ordinary shares A of which options for 670,314 ordinary shares A are subject to our repurchase right, which expires April 1, 2001. Also includes 30,000 ordinary shares A held by the Gene W. Schneider Family Trust of which Mr. M. Schneider is a co-trustee.

(8) Includes currently exercisable options for 459,375 ordinary shares A of which options for 360,936 ordinary shares A are subject to our repurchase right, which right expires April 1, 2001. Also includes 3,660 ordinary shares A owned by Mr. Riordan's spouse.

(9) Mr. Bracken holds currently exercisable options for 750,000 ordinary shares A of which options for 531,249 ordinary shares A are subject to our repurchase right, which expires March 15, 2003.

(10) Includes currently exercisable options for 301,500 ordinary shares A, of which options for 248,439 ordinary shares A are subject to our repurchase right. Such repurchase right expires for 65,625 shares on September 24 2002, for 54,668 shares on March 26, 2003 and for 128,126 shares on September 17, 2003.

(11) Represents phantom options for 600,000 shares of which 445,314 are vested.

(12) Represents phantom options for 112,500 shares of which 11,719 are vested.

(13) Represents options for 750,000 ordinary shares A of which 93,750 are vested.

         No equity securities in our parent or any of our subsidiaries, including directors' qualifying shares, are owned by any of our executive officers or directors, except as stated below. The following discussion sets forth ownership information as of March 31, 2000 and within 60 days thereof with respect to options.

         The following officers and directors beneficially own common stock, and options to purchase Class A common stock of United: (i) Mr. Fries - 23,676 shares of Class of common stock, 91,580 shares of Class B common stock and options for 630,000 shares of Class A common stock of which 420,833 are exercisable; (ii) Mr. Cole - 112,708 shares of Class A common stock and options for 110,000 shares of Class A common stock of which 53,750 are exercisable;
(iii) Ms. Spangler - 56,526 shares of Class A common stock and options for 266,128 shares of Class A common stock of which 120,710 are exercisable; (iv) Ms. Wildes - 9,972 shares of Class A common stock, 416,956 shares of Class B common stock and options for 288,000 shares of Class A common stock of which 137,083 are exercisable (Ms. Wildes disclaims beneficial ownership to shares held by her spouse and a trust in which she is a beneficiary, which are included in the foregoing numbers); (v) Mr. M. Schneider - 128,449 shares of Class A common stock, 580,736 shares of Class B common stock and options for 300,419 shares of Class A common stock of which 280,419 are exercisable; (vi) Mr. Riordan - 802,342 shares of Class A common stock and options for 66,720 shares of Class A common stock of which 6,303 are exercisable; and (vii) Mr. Kovacs - 40,000 shares of Class A common stock, 72,804 shares of Class B common stock and options for 270,000 shares of Class A common stock of which 257,916 are exercisable.

         Each share of Class A common stock has one vote and each share of Class B common stock has 10 votes. Each person holds less than 1% of United outstanding common stock and less than 1% of the voting power thereof, except Mr. M. Schneider and Ms. Wildes who beneficially own 2.3% and 1.6%, respectively of United's voting power. Because Mr. M. Schneider is a party to a stockholders agreement among United and some of its shareholders, he may be deemed, together with the other parties thereto, to beneficially own 20,150,250 shares of Class A common stock, which included 18,588,376 shares of Class B common stock of United and represents 69.2% of United's voting power. Mr. M. Schneider disclaims beneficial ownership of all shares owned by the other parties to the stockholders agreement.

         The following officers and directors beneficially own options to purchase ordinary shares of chello broadband: (i) Mr. M.L. Schneider - options to purchase 250,000 ordinary shares B of which 72,917 are exercisable and (ii) Mr. Riordan - options to purchase 300,000 ordinary shares B of which 87,500 are exercisable. In each case and as a group, such ownership is less than 1% of chello's outstanding ordinary shares.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

Loans to Executive Officers

         In 1999, chello broadband loaned Mark Schneider approximately Euro2.3 million to enable him to acquire certificates evidencing the economic value of the chello broadband stock options to acquire chello broadband ordinary shares
A. The recourse loan is interest free. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. This loan is payable upon exercise or expiration of the options. In 1999, we agreed to loan Mr. Riordan up to approximately Euro85,000 in connection with the grant of his chello broadband stock options. The proceeds of the loan will enable Mr. Riordan to pay the tax on such grant. This will be a recourse loan, which bears no interest. Execution of this loan is still pending.

         In October 1999, we agreed to guarantee for a period of 60 days the bridge loan Mr. M. Schneider obtained in connection with the purchase of his home. Our guarantee of this Euro7.6 million bridge loan is secured by Mr. M. Schneider's vested stock options and a right to a first mortgage on his home. If Mr. M. Schneider defaults on this loan and the guarantee is enforced, we have a power of attorney which allows us to exercise the relevant number of stock options and sell the shares in satisfaction of Mr. M. Schneider's obligation. Upon an event of default, we can also execute a first mortgage. The guarantee has been extended by us through June 2000.

         Eastern European Transaction. We have agreed to sell 3% of our interest in our Eastern European operations to Nimrod Kovacs for a purchase price based on our investment in these interests at historical cost plus 12% interest thereon from the time of investment through the date of closing. The amount of Mr. Kovacs' required investment is being revised due to recent Eastern Europe acquisitions. Mr. Kovacs is a member of our Board of Management, and our Executive Chairman, UPC Central Europe. Completion of this transaction is still pending.

Relationship With United and Related Transactions

         United is the largest broadband communications provider of video, voice and data services outside the U.S. With operations in 23 countries, United's networks reach more than 13.9 million homes and businesses and serve approximately 7.2 million video customers. In addition, as of December 31, 1999, United's telephony business had more than 320,000 telephony access lines and its high speed Internet access business had more than 120,000 accounts. United's significant operating subsidiaries include us (51% owned, excluding the foundation shares), the largest pan-European broadband communications company; Austar United Communications (75% owned), the fastest growing satellite, cable television and telecommunications provider in Australasia; and VTR GlobalCom (100% owned) the largest cable television and competitive telephony provider in Chile.

         Control by United. Immediately prior to our initial public offering, United held effectively all of the voting control over us and held all of our issued and outstanding ordinary shares A other than approximately 7.7% of such shares that were registered in the name of the stock option foundation to support our stock option plan. The foundation currently has the right to shares totaling 1.6% of our issued and outstanding ordinary shares A. United appoints the board members of the foundation and thus controls the voting of these shares. See "Management--Stock Option Plans." United currently owns approximately 54.8% of our outstanding ordinary shares A and all of our outstanding priority shares. Because we are a strategic holding of United, United will continue to control us for the foreseeable future. Four members of our five-member Supervisory Board are directors, officers or employees of United.

         Transactions with United. We currently hold approximately 5.6 million shares of United's Class A common stock, which currently represents approximately 5.5% of United's outstanding common stock. We may contribute these shares to a new joint venture or similar arrangement to which Liberty Media Corporation ("Liberty Media") will contribute approximately 9.8 million shares of United's Class B common stock. Liberty has announced that it expects to assign 50% of its interest in the venture to Microsoft Corporation ("Microsoft"). The joint venture would hold approximately 15.2% of United's common stock. The joint venture and its members would be bound by voting and standstill agreements with United and certain of its controlling shareholders. Completion of this transaction is still pending.

         We entered into two promissory notes with United of US$100.00 million (March 1998) and US$20.0 million (July 1998). We borrowed US$70.0 million and US$16.0 million, respectively, under these two notes. In 1999, we repaid US$60.0 million of the indebtedness outstanding under the US$100.0 million note and all of the indebtedness outstanding under the US$20.0 million note with proceeds from our initial public offering. In December 1999, United converted the remaining balance of US$5.9 million and accrued interest of US$0.9 million to 624,942 ordinary shares A.

         In February 1999, United sold to us its interest in the IPS programming joint venture in exchange for 14,865,792 ordinary shares A.

         Agreements with United. Subject to certain limitations, beginning one year after the date of our initial public offering, United may require us to file a registration statement under the Securities Act of 1933 with respect to all or a portion of our ordinary shares A or ADSs owned by United, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. United may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that we are not required to register our ordinary shares A owned by United on Form S-3 more than once in any six-month period. United also has the right to have our ordinary shares A that it owns included in any registration statement we propose to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. We have also granted United rights comparable to those described above with respect to the listing or qualification of the ordinary shares A held by United on the Stock Market of Amsterdam Exchanges or on any other exchange and in any other jurisdiction where we previously have taken action to permit the public sale of our securities.

         United incurs certain overhead and other expenses at the corporate level on behalf of us and its other operating companies. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. United also incurs direct costs for its operating companies such as travel expenses and salaries for United employees performing services on behalf of its respective operating companies. We and United are parties to a management services agreement, with an initial term through 2009, pursuant to which United will continue to perform these services for us. Under the management services agreement, we will pay United a fixed amount each month as its portion of such unallocated expenses. For the year ended December 31, 1999, this fixed amount was US$300,000 per month. The fixed amount may be adjusted from time to time by United to allocate these corporate level expenses among United's operating companies, including us, taking into account the relative size of the operating companies and their estimated use of United resources. In addition, we will continue to reimburse United for costs incurred by United that are directly attributable to us.

         We and United are also parties to a secondment agreement that specifies the basis upon which United may second certain of its employees to us. United's secondment on employees to us help us attract and retain U.S. citizens and other employees. We generally are responsible for all costs incurred by United with respect to any seconded employee's employment and severance. United may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to United. During the year ended December 31, 1999, we incurred approximately Euro4.9 million for costs associated with the seconded employees, which costs were reimbursable to United.

         We have agreed with United that so long as United holds 50% or more of our outstanding ordinary shares A, (i) United will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to us and we have elected not to pursue such business opportunity, and (ii) we will not pursue any video services, telephone or Internet access or content business opportunities in Saudi Arabia or in other markets outside of Europe or the Middle East, unless we have first presented such business opportunity to United and United has elected not to pursue such business opportunity. United has waived this with respect to certain internet opportunities. Either party may pursue any business in the United States and its territories and possessions without regard to activities of the other.

         We and United have agreed that we will provide audited financial statements to United in such form and with respect to such periods as are necessary or appropriate to permit United to comply with its reporting obligations as a publicly-traded company and that we will not change our accounting principles without United's prior consent. We have consented to the public disclosure by United of all matters deemed necessary or appropriate by United, in its sole discretion, to satisfy the disclosure obligations of United or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws.

         United Indentures. We are restricted by the covenants in United's indentures dated February 5, 1998 and April 29, 1999. The United indentures contain covenants that, among other things, limit the ability of United and its subsidiaries, including us, to:

o incur indebtedness and issue certain preferred stock in amounts exceeding that permitted based upon financial ratios and other tests;

o    repurchase equity interests from third parties other than United;

o    make investments in non-controlled entities;

o enter into agreements restricting our ability to make distributions, loans or other payments to equity holders;

o    create certain liens;

o sell assets or issue equity for consideration other than cash, replacement assets or permitted investments or fail to invest the cash proceeds of such sales, in replacement assets or permitted investments within 360 days of the sale periods; and

o    enter into transactions with affiliates of United.

         We continue to be controlled by United and restricted by the terms of its debt securities. We have agreed with United that, for as long as we are subject to the provisions of United's indentures, as amended or supplemented, or any other indenture or agreement to which United is a party governing indebtedness of United that replaces or refinances any indebtedness governed by United's indentures, as amended or supplemented, we will not take any action that will result in a breach of United's indentures.

Relationship With Microsoft

         We have signed a letter of intent with Microsoft Corporation ("Microsoft") to establish a technical services relationship and, as part of this, we have agreed to set up a series of joint projects to deliver Internet, non-traditional telephone and other interactive video and general services to digital cable set-top devices, personal computers and other devices within and beyond our current service areas. The particular terms of each joint project will be negotiated by us and Microsoft. As part of this relationship, we established a technology board to review technology issues and develop technology specifications and directions. In addition, we and Microsoft will be preferred suppliers to one another, with Microsoft having the first opportunity to license technologies to us. We will be given the opportunity to present and offer our products to Microsoft offices in Europe. We and Microsoft will also cooperate to advocate mutually-agreed standards and regulations to the bodies in our service territories who set technical standards. We will also have the right to license Microsoft software for the delivery of Internet content services over our networks.

         As part of this technology relationship, we have agreed that, on the earlier of three months from the date of the letter of intent and the signing of the first definitive agreement with Microsoft, we will grant Microsoft warrants to purchase up to 11,400,000 ADSs representing ordinary shares A, which would currently represent approximately 2.6% of our outstanding share capital. Microsoft will have the option under these warrants to purchase ordinary shares A instead of ADSs. These warrants can be exercised at a price of US$9.334 per ordinary share A or ADS. These warrants became exercisable on February 16, 2000 and will expire February 16, 2003. In addition, half of the warrants will not vest until certain performance standards are met. We have agreed to grant Microsoft certain registration rights to be negotiated with respect to the ADSs or shares to be issued upon exercise of these warrants. In addition, we have granted Microsoft a preemptive right to purchase up to an aggregate of 10% of chello broadband's aggregate ordinary share capital in any equity offering at the initial offering price. Following an initial public offering by chello broadband, Microsoft will be given the right in any subsequent public or private equity offerings (except when relating to a grant of equity to cable operators in Europe or to a wholly-owned subsidiary of us) to purchase such number of ordinary shares as will enable it to maintain an interest in chello broadband up to 10% of our interest in chello broadband's ordinary share capital, subject to dilution upon an initial public offering and the issuance of shares to United and its affiliates.

The Discount Group's Option

         In November 1998, a subsidiary of Discount Investment Corporation loaned us US$90.0 million (the "DIC Loan") to acquire additional interests in our Israeli operation. In connection with the DIC Loan, we granted an option to the Discount Group, our partner in our Israeli system and an affiliate of Discount Investment Corporation, to acquire ordinary shares A at a price equal to the price in the initial public offering, discounted by a factor of 10%. The Discount Group exercised its option and we issued 4,675,962 ordinary shares A to it at the same time as the closing of our initial public offering. The aggregate purchase price for the shares was equal to the sum of US$45 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the exercise of the option, or one half of the amount then outstanding under the DIC Loan. The Discount Group currently owns about 1.1% of our outstanding ordinary shares A.

         Upon the exercise of its option, the Discount Group received an additional option to acquire ordinary shares A from us at a price per share equal to the greater of (1) the price in our initial public offering or (2) the average sale price of our ordinary shares A on the Stock Market of Amsterdam Exchanges for the 30-day period immediately preceding the exercise date. The aggregate purchase price for the ordinary shares A purchased pursuant to the additional option would be equal to the sum of US$45.0 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the additional option, representing the remaining balance due under the DIC Loan. The additional option will terminate if it is not exercised on or before September 30, 2000

         In connection with Discount Group's exercise of its option, we agreed to enter into a registration rights agreement with the Discount Group and a shareholders' agreement with the Discount Group and United.

         Under the shareholders' agreement, United agreed to vote in favor of one supervisory board member nominated by the Discount Group for as long as the Discount Group and its affiliates retain at least the number of ordinary shares A originally acquired upon the exercise of the option. In addition, the Discount Group has the right to participate on equal terms in connection with sales of ordinary shares A by United, including the right to sell the Discount Group's entire interest in us in connection with a sale by United of a controlling interest in us. The Discount Group also has the right to negotiate with United prior to certain sales of ordinary shares A by United. United has a right of first refusal with respect to a sale of ordinary shares A by the Discount Group and the right to require that the Discount Group agree to a merger or sale of all of our shares if proposed by United. In addition, there are certain limited restrictions on the entities or persons to whom the Discount Group may transfer its ordinary shares A. The transfer rights and restrictions set forth in the registration rights agreement and the shareholders' agreement will be applicable with respect to the ordinary shares A acquired by the Discount Group upon the exercise of the additional option.

Relationship with chello broadband

         We are currently negotiating with chello broadband regarding the terms under which our operating companies will distribute chello broadband services. These negotiations will not apply to our operating companies in Malta and Israel. We expect that our final agreement will include terms relating to non-competition and a revenue sharing structure for services provided over our systems.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed field under such Acts.

Compensation Philosophy

         The Supervisory Board formed the Compensation Committee in January 1999. The Compensation Committee is responsible for structuring and implementing the Company's executive compensation program and for reviewing compensation paid to certain key management personnel with the exception of those members of our management who are also employees of United and whose compensation is set by the compensation committee of United. The Compensation Committee also administers the Company's stock option plans. Prior to the formation of the Compensation Committee, the Supervisory Board oversaw these matters. The following report relates to compensation reported by the Company for 1999 and is based upon the compensation program implemented by the Supervisory Board in 1998.

         The Company's compensation philosophy is based on the belief that the principal component of total executive compensation should be linked to stockholder return on investment as reflected in the appreciation in price of the Company's ordinary shares. In applying this philosophy, the Supervisory Board implemented a compensation policy that seeks to attract and retain superior executives and to align the financial interests of the Company's senior executives with those of its shareholders. The Company attempts to realize these goals by providing a reasonable base salary to its executive officers and senior management while emphasizing the grant of equity-based incentives commensurate with their performance and level of responsibility. Given the nature of the Company's business and its stage of development, any assessment of an executive performance tends to be very subjective. The Company does not generally pay cash bonuses to its executive officers.

Base Salary

         The Company believes base salary levels of its executive officers should be reasonable but not excessive. The Company reviews and determines the base salaries for the Company's executive officers and other senior management every 12 to 16 months. A recommendation for specific base salaries for all executive officers, except those who are also employees of United, is submitted to the Compensation Committee by the Company's Chief Executive Officer for approval. The recommendation is based largely on the subjective assessment of the executives' experience, performance, level of responsibility and length of service with the Company, but also reflects the base salary paid to executives and other senior management recently hired by the Company relative to the salary of those whose compensation is being reviewed.

         The Chief Executive Officer explains the factors on which the recommendation is based, discusses the responsibilities and performance of the persons whose compensation is being reviewed and responds to inquiries from the Compensation Committee. During the year ended December 31, 1999, the Compensation Committee undertook a review of the compensation paid to its named executive officers and other key management as a result of certain promotions and the recent growth experienced by the Company. Based on such review and the recommendation of the Chief Executive Officer, the Compensation Committee then established new salary levels for certain of its named executive officers. The Compensation Committee believes such new salary levels reflect the responsibilities of such officers and are necessary to retain such officers based on the salaries paid to officers in comparable positions in other media companies.

Equity-Based Incentives

         To make its overall compensation package for executive officers and other senior management competitive with other companies in the telecommunications industry, the Company emphasizes equity-based incentives rather than salary and bonuses. The Compensation Committee believes that reliance upon such incentives is appropriate because they foster a long-term commitment to the Company and encourage employees to seek to improve the long-term appreciation in the market price of the Company's ordinary shares. Equity-based incentives are provided to the Company's executive and key employees through the Equity Stock Option Plan. In general, executive officers and other employees are eligible for grants of stock options upon their employment by the Company. Options are typically granted at the fair market value of the ordinary shares A on the date of grant. Pursuant to the provisions of Dutch law, options granted by the Company vest immediately, but are subject to re-purchase rights reduced by equal monthly amounts over a period of the next four years.

         The Company also provides incentives through its Phantom Stock Option Plan. In general the Compensation Committee grants phantom options based on the Company's ordinary shares A to executive officers and employees who are citizens of the United States. The phantom options typically vest in equal monthly installments over the four- year period following the date of grant. Upon exercise, the Company, at its option, may pay the difference of the fair market value of the ordinary shares A over the exercise price in cash, in ordinary shares A or in shares of United.

         During the year ended December 31, 1999, the Compensation Committee granted stock options for an aggregate of 750,000 ordinary shares A to one named executive officer. In addition, the Compensation Committee granted phantom options based on an aggregate of 112,500 ordinary shares A to one of the named executive officers. The Committee believes such grants are in the best interest of the Company and are consistent with its philosophy of providing equity-based incentives to retain talented management and to encourage such management to improve the long-term appreciation of the Company's ordinary shares. The Compensation Committee based its grants for the year ended December 31, 1999, in part, upon the level of the executive or other key employee's responsibilities and contributions they have made to the Company's financial and strategic objectives.

Fiscal 1999 Compensation for Chief Executive Officer

         The executive compensation policy described above is applied in establishing the base salary for the Company's Chief Executive Officer, who is also an employee of United. As a result of the Company's growth during 1999, the compensation committee of United adjusted the base salary of the Chief Executive Officer from US$375,000 to US$431,200 effective April 1, 1999. The Committee continues to believe such salary is reasonable based on the recent growth of the Company. Such salary is also intended to be at a level slightly higher than that of the other most highly compensated executive officers of the Company. The base salary bears no specific relationship to the Company's performance during the year ended December 31, 1999. In addition to his base salary, the Chief Executive Officer also receives a housing differential relating to his foreign assignment. This is a standard policy of United with respect to all its employees who are on foreign assignments. The amount paid for such costs is based on information United receives from third party consultants. For the reasons stated above under "Equity-Based Incentives," the Company granted options for 250,000 ordinary shares B of its subsidiary chello broadband with an exercise price of NLG20.00 per share to the Chief Executive Officer.

                                            COMPENSATION COMMITTEE

                                            Michael T. Fries
                                            Ellen P. Spangler
                                            Tina M. Wildes


                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company's ordinary shares with the NASDAQ Composite Index (U.S. and Foreign) and a peer group of companies based on the NASDAQ Telecommunications Stocks Index. The graph assumes that the value of the investment in the Company's ordinary shares and each index was $100 on February 11, 1999, the date on which the Company's shares began trading. The Company has not paid any cash dividends on its ordinary shares and does not expect to pay dividends for the foreseeable future. The stockholder return performance graph below is not necessarily indicative of future performance.


[graph omitted]

Analysis

                           2/11/99  12/31/99
                           -------  --------
UPC                        $100.00  $437.90
NASDAQ Telecom             $100.00  $177.20
NASDAQ Composite           $100.00  $169.10


                                     ITEM 5

                       APPOINTMENT OF INDEPENDENT AUDITORS

                  At the Annual Meeting, the shareholders of the Company will be asked to appoint the firm of Arthur Andersen LLP as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2000.

         Representatives from Arthur Andersen LLP are expected to be present at the Annual Meeting and shall have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                  OTHER MATTERS

Stockholder Proposals

         Any proposal by a stockholder intended to be presented at the fiscal 2001 annual meeting of stockholders must be received by the Company on or before February 9, 2001, to be considered for inclusion in the proxy materials of the Company relating to such meeting.

                                          BY ORDER OF THE BOARD OF MANAGEMENT

                                          /s/ Anton M. Tuijten
                                          Anton M. Tuijten
                                          Board of Management Member and
                                          General Counsel

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

              THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD

                           OF SUPERVISORY DIRECTORS OF
         UNITED PAN-EUROPE COMMUNICATIONS N.V. FOR THE ANNUAL MEETING OF

                 SHAREHOLDERS TO BE HELD ON FRIDAY, JUNE 9, 2000

         The undersigned hereby constitutes and appoints Anton M. Tuijten and Charles H.R. Bracken, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of UNITED PAN-EUROPE COMMUNICATIONS N.V. to be held at The Okura Hotel, Ferdinand Bolstraat 333, Amsterdam, The Netherlands, on Friday, June 9, 2000 at 2:00 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of ordinary shares A (or American Depositary Shares representing ordinary shares) the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED BELOW.

                (TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE)

                                SEE REVERSE SIDE

 [X] Please mark your votes as in this example.

1.       Adoption of Annual Accounts:

            [  ]FOR        [  ]AGAINST               [  ]ABSTAIN

2. To grant discharge to the members of the Board of Management for their management and the members of the Supervisory Board for their supervision thereof, insofar as such is apparent from the financial statements:

            [  ]FOR        [  ]AGAINST               [  ]ABSTAIN

3. To grant authority to the Board of Management to repurchase up to 10% of the Company's outstanding share capital for a period of 18 months (until December 9, 2001):

            [  ]FOR        [  ]AGAINST               [  ]ABSTAIN

4. To elect Mr. Gene Musselman and Mr. Shane O'Neill as members of the Board of Management:

            [  ]FOR        [  ]AGAINST               [  ]ABSTAIN

         To withhold authority for any individual nominee, strike a line through the name of the nominee above. Your shares will be cast FOR the other nominee.

5. To appoint Arthur Andersen LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2000:

            [  ]FOR        [  ]AGAINST               [  ]ABSTAIN





NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

SIGNATURE(S)                                     DATE  _________________________


-----------------------------




-----------------------------


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.